E X H I B I T 5




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                            CARTER, LEDYARD & MILBURN
                               Counsellors at Law
                                  2 Wall Street
                            New York, New York 10005
                               ------------------

                                 (212) 732-3200
                               Fax (212) 732-3232



                                                     December 9, 1998


Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

                  Re:  U.S. Trust Corporation

Ladies and Gentlemen:

     We have acted as counsel for U.S. Trust Corporation, a New York corporation (the "Corporation"), in connection with the adoption of the U.S. Trust Corporation Employee Stock Purchase Plan (the "Plan"). The Plan provides for the offer and sale of up to 350,000 shares (the "Shares") of the Corporation's Common Shares, par value $1 per share (the "Common Shares"), and up to 350,000 Rights (the "Rights") to Purchase Series A Participating Cumulative Preferred Shares of the Corporation. Section 15 of the Plan provides that the Shares may be purchased in the open market (on an exchange or in negotiated transactions), may be previously acquired treasury shares, authorized and unissued shares, or may be any combination of shares purchased in the open market, previously acquired treasury shares or authorized and unissued shares. One Right has been or will be issued in connection with the issuance of each one of the Shares and, prior to the Distribution Date (as defined in the Rights Agreement providing for the Rights), will be transferable with and only with, and will be evidenced by the certificate evidencing, such Share.

     We have examined the originals, or copies certified or otherwise identified to our satisfaction, of such corporate records and such other documents as we have deemed relevant as a basis for our opinion hereinafter expressed.





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     Based on the  foregoing,  we are of the  opinion  that the  authorized  and unissued Shares and Rights which may be issued by the Corporation under the Plan, when issued and paid for in accordance with the terms of the Plan, will be legally issued, and such Shares will be fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Corporation's Form S-8 Registration Statement relating to the registration of the Shares and Rights under the Securities Act of 1933.


                                            Very truly yours,


                                            /s/CARTER, LEDYARD & MILBURN

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